Exhibit 99.1

For more information, contact:

Barry Von Lanken
Cooper Standard
248-761-3606
bgvonlanken@cooperstandard.com

MEDIA RELEASE

For immediate release

Cooper-Standard Automotive Reports First Quarter 2005 Results

Novi, Mich., May 16, 2005 — Cooper-Standard Holdings Inc., the parent of Cooper-Standard Automotive Inc., today reported results for its first full quarter as a stand-alone company. The company posted revenue of $470.1 million for the first quarter ended March 31, 2005, compared to a record $497.0 million for the prior year same quarter.

Cooper Standard's EBITDA was $41.1 million for the first quarter 2005 compared to $59.1 million for the same period in 2004. Adjusting for restructuring, one-time inventory write-up, and unrealized foreign exchange losses on acquisition-related indebtedness, Adjusted EBITDA was $53.5 million, or 11.4% of sales in 2005, compared to $68 million for the same period in 2004. The company generated after-tax cash flow of $24.3 million in the first quarter before transaction-related payments.

"Cooper Standard continues to achieve double-digit EBITDA margins in a difficult environment," said Jim McElya, CEO. "We have managed to effectively transition to stand-alone status amidst industry challenges, and we are optimistic about our prospects for growth, as well as the continued diversification of our product lines and customer base. We are looking forward to building on what has been a solid beginning to 2005."

Net income for the first quarter was a loss of $0.5 million, which included $19.2 million in non-cash expenses representing accounting adjustments related to the purchase of the company in December 2004. These items consist of a $9.8 million one-time inventory write-up, $7.1 million impact on depreciation, and amortization from adjusting fixed assets and recording other intangibles in purchase accounting, and $2.3 million of unrealized foreign exchange losses on acquisition-related indebtedness. In addition, the first quarter loss included $15.9 million of interest expense on the acquisition-related debt. Cooper Standard had net income of $26.5 million for the first quarter of 2004.

First Quarter Highlights

•	Incremental new business awards – Cooper Standard was awarded $112 million of annualized sales in new and replacement business. The company successfully obtained net new business of $53 million after considering business scheduled to phase out. Approximately two-thirds of this new business was awarded by customers other than the Big Three.

•	Significant model launches on schedule – Cooper Standard is in the process of launching new programs and products such as:

Audi (Q7 SUV) Ford (Expedition refresh and Mondeo) General Motors (Impala and Tahoe/Suburban) Land Rover (LR3) Nissan (Armada and Pathfinder) Volkswagen (Golf, Passat and T5)

•	Union contract renewals – Cooper Standard reached early and successful agreements with the United Steelworkers at two of its U.S. plants.

•	Received Quality Award – Cooper Standard was a Silver winner of Ford's World Excellence Award for quality, cost and delivery.

Adjusted EBITDA Reconciliation

$Millions	Qtr-1 2004	Qtr-1 2005
Net Income	$26.5	$(0.5)
Provision for Income Taxes	10.9	(0.1)
Interest Expense (Net)	1.1	16.1
EBIT	$38.5	$15.5
Depreciation and Amortization	20.6	25.6
EBITDA	$59.1	$41.1
Restructuring	4.4	0.3
Inventory Write-up (1)		9.8
Production Move (2)	1.8
Foreign Exchange Loss (3)		2.3
Corporate/Pension Charges (4)	2.7
Adjusted EBITDA	$68.0	$53.5

(1)	A one-time write-up of inventory to fair value at the date of acquisition

(2)	Non-recurring costs from the movement of Cleveland facility OEM production to other facilities

(3)	Unrealized foreign exchange losses on acquisition-related indebtedness

(4)	Pro Forma adjustment for prior corporate charges and amortized pension losses

Management uses Adjusted EBITDA as a measure of performance and to demonstrate compliance with debt covenants. The Adjusted EBITDA may vary slightly from the amount used in calculating covenant compliance due to the classification of joint venture equity earnings. EBITDA should not be construed as income from operations or net income, as determined by generally accepted accounting principles. Other companies may report EBITDA differently.

For further detail, refer to the company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission and posted on the company's website at: www.cooperstandard.com

Company Description

Cooper-Standard Automotive Inc. headquartered in Novi, Michigan specializes in the manufacture and marketing of systems and components for the global automotive industry. Products include body sealing systems, NVH control systems and fluid handling systems. Cooper-Standard Automotive Inc. employs more than 14,000 employees across 46 facilities in 14 countries. For more information, visit the Company's web site at: http://www.cooperstandard.com/.

Cooper Standard is a privately-held portfolio company of The Cypress Group and Goldman Sachs Capital Partners V, L.P.

The Cypress Group is a private equity investment firm managing more than $3.5 billion of capital. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams. Selected investments made by Cypress include Cinemark, Inc.; Williams Scotsman, Inc.; WESCO International, Inc.; ClubCorp, Inc.; MedPointe Inc.; Montpelier Re Holdings, Ltd.; Republic National Cabinet Corp.; Catlin Group, Ltd.; The Meow Mix Company; Financial Guaranty Insurance Company; Communications & Power Industries, Inc.; Affinia Group Inc.; Stone Canyon Entertainment Corporation; Scottish Re Group, Limited; and Cooper-Standard Automotive.

GS Capital Partners V, L.P. and affiliated funds (collectively, "GSCP V") currently serves as Goldman Sachs' primary investment vehicle for direct private equity investing. GSCP V was raised in April

2005 with $8.5 billion of capital commitments and is managed by the Principal Investment Area of Goldman Sachs. The GS Capital Partners V family is one of the investment vehicles of Goldman Sachs for making long term investments in equity and equity-related securities in privately negotiated transactions, leveraged buyouts and acquisitions. Goldman Sachs, directly and indirectly through its various Principal Investment Area managed investment partnerships, has invested over $16 billion in over 500 companies since 1986, and manages a diversified global portfolio.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: out substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; our dependence on the automotive industry; availability and cost of raw materials; our dependence on certain major customers; competition in our industry; our conducting operations outside the United States; the uncertainty of our ability to achieve expected Lean savings; our exposure to product liability and warranty claims; labor conditions; our vulnerability to rising interest rates; our ability to meet our customers' needs for new and improved products in a timely manner; our ability to attract and retain key personnel; the possibility that our owners' interests will conflict with yours; our new status as a stand-alone company; our legal rights to our intellectual property portfolio; our underfunded pension plans; environmental and other regulations; and the possibility that our acquisition strategy will not be successful. There may be other factors that may cause our actual results to differ materially from the forward-looking statement. Accordingly, there can be no assurance that Cooper Standard Automotive will meet future results, performance or achievements expressed or implied by such forward-looking statement. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which Cooper Standard Automotive does not intend to update.

Contact for Media:
Barry Von Lanken, Cooper-Standard Automotive, (248) 761-3606,
bgvonlanken@cooperstandard.com

Contact for Analysts:
Scott Finch, Cooper-Standard Automotive, (248) 596-6031, shfinch@cooperstandard.com